Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors
For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Retail Update and Company Restructuring Activities

(Bassett, Va.) – May 11, 2020 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced that it has continued reopening its stores, bringing the total reopened for business to 43 of its 66 corporate-owned stores, six of which are open to customers by appointment only. The Company expects to reopen 19 more stores by the week of May 18, 2020. The remaining four stores, which are located in Maryland and New Jersey, will not reopen until state and local authorities permit.

Due to the level of disruption in the home furnishings industry, coupled with the uncertainty both of the pace at which the U.S. economy will recover and the level to which it will recover, Bassett also announced the following:

●	A 25% permanent reduction in workforce, representing approximately 600 employees, throughout the retail, wholesale and logistics operations;

●	That 42% of the remaining workforce will remain on furlough through at least May 31, 2020 with the Company paying for health care benefits; and

●	The permanent closure of the Grand Prairie, Texas upholstery manufacturing operation with production shifted to the manufacturing location in Newton, North Carolina.

The Company will continue to evaluate the pace of business to determine when to bring back the furloughed employees. No significant severance or restructuring charge is expected due to the above.

“We are living through an unprecedented period of time in the life of our country,” said Rob Spilman, Chairman and Chief Executive Officer. “The short-term effects of the global pandemic have been tragic, not only from a national health perspective but also in terms of our collective economic well-being. Closer to home, Bassett’s wholesale revenue from March 23rd through the end of April declined by more than 80%. Accordingly, today’s announcement of the permanent downsizing of a large portion of our workforce and the extension of previously communicated furloughs reflects the new reality in which we must operate. These decisions were made regretfully but with the long-term survival of the Company in mind. It is our hope that as our business improves, we will be able to return a significant number of our furloughed associates to their former positions and to our payroll.”

“While it is impossible to predict the rate at which sales will return to anywhere near ‘normal’ levels, we have seen incoming wholesale orders improve in each of the past four weeks,” observed Spilman. “Meanwhile, we have taken the eight weeks of disruption to our routine to introspectively examine many facets of our business including the levels of the raw material inventory, total product line skus, architecture of our custom furniture programs, and user experience on our website. While we remain committed to our signature custom capabilities, we acknowledge that this form of selling becomes compromised when our fleet of brick and mortar retail stores is forced to close. Furthermore, we believe that the omnipresent migration to digital commerce accelerated during this highly unusual period of ‘stay at home’ behavior. We are therefore working to streamline our custom offerings and the manner in which they are presented on the web with the intention of generating more e-commerce and store sales alike. In this regard, we are striving to turn the unfortunate elements of today’s announcement into the foundation of a leaner, more nimble, reinvented Bassett of the future.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 100 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the date of this release, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.